AoxinTianli Group, Inc. Reports Second Quarter 2017 Financial Results

WUHAN CITY, China, Aug. 14, 2017 /PRNewswire/ -- Aoxin Tianli Group, Inc. (NASDAQ: ABAC) ("Aoxin Tianli" or the "Company"), a producer of breeder hogs, market hogs and black hogs, as well as specialty processed black hog pork products sold through retail outlets and the internet, with headquarters in Wuhan City, Hubei Province, China, today announced its financial results for the three and six months ended June 30, 2017.

Mr. Luchang Zhou, Chief Executive Officer of Aoxin Tianli, commented, “thanks to the continued growth in our retail business, total revenues decreased by only 35.3% to $6.22 million in the second quarter primarily driven by decreases in both the number of hogs sold and the average selling price per hog in our hog farming business. The decrease in the number of hogs sold in our hog farming business was primarily the result of a drop in the number of regular breeder hogs and black hogs sold as a result of the damages caused by the severe floods in July 2016 that limited the number of hogs available for sale in the second quarter. Hog prices were also not in our favor and further declined sequentially during the second quarter.”

Mr. Wocheng Liu, Chairman of Aoxin Tianli, added, “while we continue to face significant headwinds in the near term, we are pleased to welcome Mr. Zhou and Ms. Qinyu Liu to join our team as Chief Executive Officer and Chief Financial Officer, respectively. With their significant career accomplishments, Mr. Zhou and Ms. Liu bring tremendous value to Aoxin Tianli as we seek opportunities to take the Company to the next level.”

Second Quarter 2017 Financial Results

	For the Three Months Ended June 30,
($ thousands, except per share data)	2017	2016	% Change
Revenues	$6,222	$9,611	-35.3%
Hog farming	5,561	9,232	-39.8%
Retail	661	379	74.3%
Gross margin	13.4%	22.7%	-9.3 pp
Operating margin	0.9%	12.0%	-11.1 pp
Net Income (loss )	64	605	-89.4%
Net income from continuing operations	64	1,217	-94.7%
Gain (loss) from operations of discontinued component	—	(611)	NM
Net income (loss ) for common shareholders	64	679	-90.5%

Revenues for the second quarter of 2017 decreased by $3.39 million, or 35.3%, to $6.22 million from $9.61 million for the same period of last year. The decrease in revenues reflected the impact from the ongoing weak demand for regular breeder hogs, lower prices for regular hogs and black hogs, and fewer black hogs available for sale after the July 2016 flood damage.

Revenues from hog farming, which includes sales of regular breeder hogs, regular market hogs, and black hogs, decreased by $3.67 million, or 39.8%, to $5.56 million for the second quarter of 2017 from $9.23 million for the same period of last year. The Company sold a total of 32,179 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $173 per hog during the second quarter of 2017, compared to 33,834 hogs sold and a blended average selling price of $273 per hog for the same period of last year.

	For the Three Months Ended June 30,
	2017			2016
	No. of Hogs	Average	Sales	No. of Hogs	Average	Sales
	Sold	Price/Hog ($)	($ thousands)	Sold	Price/Hog ($)	($ thousands)
Breeder hogs- regular hogs	3,344	$247	$827	4,096	$253	$1,038
Market hogs- regular hogs	17,924	144	2,582	15,960	240	3,826
Market hogs- black hogs	10,911	197	2,153	13,778	317	4,368
Total Hog Farming	32,179	173	5,561	33,834	273	9,232

		Average	Sales		Average	Sales
	Kilogram	Price/kg ($)	($ thousands)	Kilogram	Price/kg ($)	($ thousands)
Retail- specialty black hog pork products	138,123	$5	661	80,368	$5	379

Revenues for the second quarter of 2017 from regular breeder hog sales decreased by 20.3% to $0.82 million with the number of regular breeder hogs sold decreasing by 18.4% to 3,344 hogs and the average selling price of regular breeder hogs decreasing by 2.4% to $247 per hog. Revenues for the second quarter of 2017 from regular market hog sales decreased by 32.5% to $2.58 million as the number of regular market hogs sold increased by 12.3% to 17,924 hogs while the average selling price of regular market hogs decreased by 39.9% to $144 per hog. Revenues for the second quarter of 2017 from black market hogs decreased by 50.7% to $2.15 million with the number of black hogs sold decreasing by 20.8% to 10,911 hogs and the average selling price of black hogs decreasing by 37.8% to $197 per hog.

We sold 138,123 kilograms of specialty black hog pork products through retail at approximately $5 per kilogram, generating revenues of $0.66 million for the second quarter of 2017. This compares to 80,368 kilograms sold at approximately $5 per kilogram and revenues of $0.38 million for the same period of last year. These revenues, combined with the sales of black market hogs, led to $2.81 million in revenues from our black hog program for the second quarter of 2017, compared to $4.75 million for the same period of last year.

Gross profit

Cost of goods sold decreased by $2.04 million, or 27.5%, to $5.39 million for the second quarter of 2017 from $7.43 million for the same period of last year. Cost of goods sold for hog farming decreased by $2.20 million, or 30.7%, to $4.95 million for the second quarter of 2017 from $7.15 million for the same period of last year. The decrease in cost of goods sold for hog farming was primarily due to lower sale volume, which was partly offset by increased feed costs. Cost of goods sold for retail increased by $0.15 million, or 52.4%, to $0.44 million for the second quarter of 2017 from $0.29 million for the same period of last year. The increase in cost of goods sold for retail was primarily due to increased sales volume.

Overall gross profit decreased by $1.34 million, or 61.7%, to $0.84 million for the second quarter of 2017 from $2.18 million for the same period of last year. This decrease in our gross profit reflected a decrease in gross profit of $1.48 million for our hog farming segment, especially in the sale of our regular market hogs. Gross profits for hog farming and retail were $0.61 million and $0.23 million, respectively, for the second quarter of 2017, compared to $2.09 million and $0.09 million, respectively, for the same period of last year.

Overall gross margin was 13.4%, with gross margins for hog farming and retail of 11.0% and 34.1%, respectively, for the second quarter of 2017. This compared to overall gross margin of 22.7%, and gross margins for hog farming and retail of 22.6% and 24.5%, respectively, for the same period of last year. The reduction in gross margin from hog farming was due to the increase in the number of large regular market hogs, over 100 kilograms per hog, sold during the period coupled with a decrease in the number of breeder hogs sold. Large hogs normally require more feed to maintain their daily diet and are sold to pork dealers directly. Since the beginning of 2017, we sold more large regular market hogs to pork dealers than the same period in 2016. However, the reduced sale prices of regular market hogs and increased feed costs for maintaining large market hogs caused our gross margin to decrease. The improvement in gross profit from the retail segment was primarily the result of higher sale prices charged to our new customer and an increase in sales volume.

Operating income

Total operating expenses, including general and administrative expenses and selling and marketing expenses, decreased by $0.25 million, or 24.3%, to $0.78 million for the second quarter of 2017 from $1.03 million for the same period of last year. The decrease was primarily the result of cost control over employee payrolls. Operating income for the second quarter of 2017 was $0.06 million, compared to $1.15 million for the same period of last year. Operating margin for the second quarter of 2017 was 0.9%, compared to 12.0% for the same period of last year.

Net income

Net income was $0.06 million for the second quarter of 2017, compared to $0.61 million for the same period of last year. Our net income from continuing operations, including both hog farming and retail, was $0.06 million for the second quarter of 2017, compared to $1.22 million for the same period of last year. Net income for the second quarter of 2016 was adversely impacted by the net loss from our discontinued operation, Hang-ao, which was $0.61 million for the second quarter of 2016. Hang-ao was sold on December 23, 2016.

After the deduction for non-controlling interests, net income attributable to common shareholders for the second quarter of 2017 was $0.06 million, compared to $0.68 million for the same period of last year.

First Half 2017 Financial Results

	For the Six Months Ended June 30,
($ thousands, except per share data)	2017	2016	% Change
Revenues	$12,903	$18,670	-30.9%
Hog farming	11,535	17,871	-35.5%
Retail	1,368	799	71.2%
Gross margin	13.7%	22.9%	-9.2 pp
Operating margin	0.6%	11.8%	-11.2 pp
Net income (Loss)	98	331	-70.5%
Net income from continuing operations	98	2,353	-95.9%
Gain (loss) from operations and disposal of discontinued component	—	(2,022)	NM
Net income (loss) for common shareholders	98	574	-83.0%

Revenues for the first half of 2017 decreased by $5.77 million, or 30.9%, to $12.90 million from $18.67 million for the same period of last year. The decrease in revenues reflected the impact from the ongoing weak demand for regular breeder hogs, lower prices for regular hogs and black hogs, and fewer black hogs available for sale after the July 2016 flood damage.

Revenues from hog farming, which includes sales of regular breeder hogs, regular market hogs, and black hogs, decreased by $6.34 million, or 35.5%, to $11.54 million for the first half of 2017 from $17.87 million for the same period of last year. The Company sold a total of 62,396 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $185 per hog during the first half of 2017, compared to 68,946 hogs sold and a blended average selling price of $259 per hog for the same period of last year.

	For the Six Months Ended June 30,
	2017			2016
	No. of Hogs	Average	Sales	No. of Hogs	Average	Sales
	Sold	Price/Hog ($)	($ thousands)	Sold	Price/Hog ($)	($ thousands)
Breeder hogs- regular hogs	6,181	$246	$1,523	8,436	$253	$2,133
Market hogs- regular hogs	34,716	156	5,427	31,890	229	7,307
Market hogs- black hogs	21,499	213	4,585	28,620	295	8,431
Total Hog Farming	62,396	185	11,535	68,946	259	17,871

		Average	Sales		Average	Sales
	Kilogram	Price/kg ($)	($ thousands)	Kilograms	Price/kg ($)	($ thousands)
Retail- specialty black hog pork products	274,804	$5	$1,368	167,752	$5	$799

Revenues for the first half of 2017 from regular breeder hog sales decreased by 28.6% to $1.52 million with the number of regular breeder hogs sold decreasing by 26.7% to 6,181 hogs and the average selling price of regular breeder hogs decreasing by 2.5% to $246 per hog. Revenues for the first half of 2017 from regular market hog sales decreased by 25.7% to $5.43 million as the number of regular market hogs sold increased by 8.9% to 34,716 hogs while the average selling price of regular market hogs decreased by 31.8% to $156 per hog. Revenues for the first half of 2017 from black market hogs decreased by 45.6% to $4.59 million with the number of black hogs sold decreasing by 24.9% to 21,499 hogs and the average selling price of black hogs decreasing by 27.6% to $213 per hog.

We sold 274,804 kilograms of specialty black hog pork products through retail at approximately $5 per kilogram, generating revenues of $1.37 million for the first half of 2017. This compares to 167,752 kilograms sold at approximately $5 per kilogram and revenues of $0.80 million for the same period of last year. These revenues, combined with the sales of black market hogs, led to $5.95 million in revenues from our black hog program for the first half of 2017, compared to $9.23 million for the same period of last year.

Gross profit

Cost of goods sold decreased by $3.26 million, or 22.7%, to $11.13 million for the first half of 2017 from $14.39 million for the same period of last year. Cost of goods sold for hog farming decreased by $3.58 million, or 25.9%, to $10.22 million for the first half of 2017 from $13.79 million for the same period of last year. The decrease in cost of goods sold for hog farming was primarily due to lower sale volume, which was partly offset by increased feed costs. Cost of goods sold for retail increased by $0.32 million, or 52.5%, to $0.92 million for the first half of 2017 from $0.60 million for the same period of last year. The increase in cost of goods sold for retail was primarily due to increased sales volume.

Overall gross profit decreased by $2.51 million, or 58.6%, to $1.77 million for the first half of 2017 from $4.28 million for the same period of last year. This decrease in our gross profit reflected a decrease in gross profit of $2.76 million for our hog farming segment, especially in the sale of our regular market hogs, partially offset by improvement in our retail sales. Gross profits for hog farming and retail were $1.32 million and $0.45 million, respectively, for the first half of 2017, compared to $4.08 million and $0.20 million, respectively, for the same period of last year.

Overall gross margin was 13.7%, with gross margins for hog farming and retail of 11.4% and 33.1%, respectively, for the first half of 2017. This compared to overall gross margin of 22.9%, and gross margins for hog farming and retail of 22.8% and 24.9%, respectively, for the same period of last year. The reduction in gross margin from hog farming was due to the increase in the number of large regular market hogs, over 100 kilograms per hog, sold during the period coupled with a decrease in the number of breeder hogs sold. Large hogs normally require more feed to maintain their daily diet and are sold to pork dealers directly. During the first half of 2017, we sold more large regular market hogs to pork dealers than the same period in 2016. However, the reduced sale prices of regular market hogs and increased feed costs for maintaining large market hogs caused our gross margin to decrease. The improvement in gross profit from the retail segment was primarily the result of higher sale prices charged to our new customer and an increase in sales volume.

Operating income

Total operating expenses, including general and administrative expenses and selling and marketing expenses, decreased by $0.39 million, or 18.6%, to $1.69 million for the first half of 2017 from $2.08 million for the same period of last year. The decrease was primarily the result of cost control over employee payrolls. Operating income for the first half of 2017 was $0.08 million, compared to $2.20 million for the same period of last year. Operating margin for the first half of 2017 was 0.6%, compared to 11.8% for the same period of last year.

Net income

Net income was $0.10 million for the first half of 2017, compared to $0.33 million for the same period of last year. Our net income from continuing operations, including both hog farming and retail, was $0.10 million for the first half of 2017, compared to $2.35 million for the same period of last year. Net income for the first half of 2016 was adversely impacted by the net loss from our discontinued operation, Hang-ao, which was $2.02 million for the first half of 2016. Hang-ao was sold on December 23, 2016.

After the deduction for non-controlling interests, net income attributable to common shareholders for the first half of 2017 was $0.10 million, compared to $0.57 million for the same period of last year.

Financial Condition

As of June 30, 2017, the Company had cash and cash equivalents of $57.89 million, compared to $54.46 million at the end of 2016. Working capital as of June 30, 2017 was $60.20 million as compared to $57.50 million at December 31, 2016. Net cash provided by operating activities was $2.64 million for the first half of 2017, compared to $7.25 million for the same period of last year. Net cash used in investing activities was $nil for the first half of 2017, compared to $3.00 million for the same period of last year. Net cash used in financing activities was $0.58 million for the first half of 2017, compared to $0.31 million for the same period of last year.

About AoxinTianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is in the business of breeding, raising and selling breeder and market hogs in China. The Company also sells specialty processed black hog pork products through supermarkets and other retail outlets, as well as the internet.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tony Tian, CFA
Weitian Group LLC
Phone: +1-732-910-9692
Email: tony.tian@weitian-ir.com

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(AMOUNTS EXPRESSED IN US DOLLARS)

(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$6,222,160	$9,610,789	$12,903,151	$18,670,057
Cost of goods sold	5,387,139	7,431,963	11,130,023	14,390,715
Gross profit	835,021	2,178,826	1,773,128	4,279,342

General and administrative expenses	701,029	914,129	1,532,989	1,858,064
Selling expenses	78,580	115,903	156,328	218,191
Operating expenses	779,609	1,030,032	1,689,317	2,076,255

Income from operations	55,412	1,148,794	83,811	2,203,087

Other income (expense):
Interest income	7,845	59,606	11,669	141,449
Other income, net	1,165	8,206	2,036	8,665
Total other income	9,010	67,812	13,705	150,114

Income before income taxes	64,422	1,216,606	97,516	2,353,201
Income taxes	—	—	—	—
Net income from continuing operations	64,422	1,216,606	97,516	2,353,201

Discontinued operations:
Loss from operations of discontinued component, net of taxes	—	(611,417)	—	(2,022,204)
Net income	64,422	605,189	97,516	330,997

Net loss attributable to the noncontrolling interest	—	73,370	—	242,664
Net income (Loss) attributable to Aoxin Tianli Group, Inc. and Subsidiaries	$64,422	$678,559	$97,516	$573,661

Earnings per share, continuing operations– Basic and Diluted	$0.01	$0.15	$0.01	$0.29
Loss per share, discontinued operations– Basic and Diluted	$—	$(0.08)	$—	$(0.25)
Weighted average shares outstanding – Basic and Diluted	7,983,745	7,988,000	7,987,870	8,134,208

Comprehensive income (loss):
Net income attributable to Aoxin Tianli Group, Inc. and Subsidiaries	$64,422	$678,559	$97,516	$573,661
Unrealized foreign currency translation adjustment	1,423,687	(2,743,550)	2,080,452	(2,135,287)
Comprehensive income (loss)	$1,488,109	$(2,064,991)	$2,177,968	$(1,561,626)

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(AMOUNTS EXPRESSED IN US DOLLARS)

	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$57,891,099	$54,458,026
Accounts receivable, net	71,099	60,283
Inventories, net	5,071,017	5,506,085
Advances to suppliers, net	395,506	1,129,477
Prepaid expenses	34,868	112,676
Other receivables, net	297,384	293,377
Total Current Assets	63,760,973	61,559,924

Long-term prepaid expenses, net	1,254,052	1,196,989
Plant and equipment, net	20,470,230	21,113,840
Biological assets, net	1,996,914	1,901,744
Intangible assets, net	2,366,792	2,403,637

Total Assets	$89,848,961	$88,176,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term bank loans	$2,065,682	$2,591,793
Accounts payable and accrued liabilities	17,744	5,327
Other payables	1,473,717	1,465,164

Total Current Liabilities	3,557,143	4,062,284

Stockholders’ Equity:
Common stock ($0.004 par value, 25,000,000 shares
authorized, 7,983,745 shares and 7,988,245 shares issued and outstanding on June 30, 2017 and December 31, 2016, respectively)	31,934	31,952
Additional paid in capital	61,395,579	61,395,561
Statutory surplus reserves	2,416,647	2,416,647
Retained earnings	26,933,101	26,835,585
Accumulated other comprehensive loss	(4,485,443)	(6,565,895)
Total Stockholders’ Equity	86,291,818	84,113,850
Total Liabilities and Stockholders’ Equity	$89,848,961	$88,176,134

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS EXPRESSED IN US DOLLARS)

(UNAUDITED)

	For the Six Months Ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income from continuing operations	97,516	$2,353,201
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,418,330	1,194,716
Amortization of prepaid expenses	94,422	249,698
Amortization of long-term prepaid expenses	51,606	53,997
Loss from disposal of biological assets	67,945	427,071
Stock-based compensation	4,015	12,046
Changes in operating assets and liabilities:
Accounts receivable	(9,194)	182,316
Inventories	892,224	2,764,344
Prepaid expenses	(19,756)	(11,879)
Other receivables	3,200	605
Long-term prepaid expenses	(78,683)	—
Accounts payable and accrued liabilities	14,212	67,973
Other payables	105,441	—
Total adjustments	2,543,762	4,940,887
Net cash provided by operating activities from continuing operations	2,641,278	7,294,088
Net cash provided by (used in) operating activities from discontinued operations	—	(41,000)
Net cash provided by operating activities	2,641,278	7,253,088

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of plant and equipment	—	(3,002,759)
Net cash used in investing activities from continuing operations	—	(3,002,759)
Net cash provided by investing activities from discontinued operations	—	—
Net cash provided by (used in) investing activities	—	(3,002,759)

CASH FLOWS FROM FINANCING ACTIVITIES
Restricted cash received from banks	—	9,180,826
Proceeds of short-term loans	2,036,317	2,754,248
Repayments of short-term loans	(2,618,122)	(12,241,101)
Net cash used in financing activities from continuing operations	(581,805)	(306,027)
Net cash provided by financing activities from discontinued operations	—	—
Net cash used in financing activities	(581,805)	(306,027)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,373,600	(1,159,599)
NET INCREASE IN CASH	3,433,073	2,784,703
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	54,458,026	49,656,897
CASH AND CASH EQUIVALENTS, END OF PERIOD	57,891,099	$52,441,600